UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Klesse, William R.
   One Valero Place
   San Antonio, TX  78212
   USA
2. Issuer Name and Ticker or Trading Symbol
   Valero Energy Corporation
   VLO
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   03/19/03
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President - Refining and Commercial Operations
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, $.01 par valu|03/19/|M   | |30,000            |A  |$16.8613   |                   |      |                           |
e (shares received upon exe|03    |    | |                  |   |           |                   |      |                           |
rcise of options)          |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|03/19/|F   | |12,387            |D  |$40.835    |                   |      |                           |
e (shrs w/held for exrcs pr|03    |    | |                  |   |           |                   |      |                           |
ice on option exrcs)       |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|03/19/|F   | |7,053             |D  |$40.835    |73,255             |D     |                           |
e (shares withheld to pay t|03    |    | |                  |   |           |                   |      |                           |
ax obligation)             |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |5,032.9703         |I     |plans                      |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee stock option |$16.8613|03/19|M   | |30,000     |D  |12/31|02/07|Common Stock|30,000 |       |32,330      |D  |            |
(right to buy)        |        |/03  |    | |           |   |/01  |/10  |            |       |       |            |   |            |
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Employee Stock Option |$40.835 |03/19|A   | |12,387     |A  |03/19|02/07|Common Stock|12,387 |       |12,387      |D  |            |
(right to buy)        |        |/03  |    | |           |   |/05  |/10  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
SIGNATURE OF REPORTING PERSON
J. Stephen Gilbert, as Atty-in-Fact for William R. Klesse
DATE
03/20/03